CONSENT OF ACTUARY

The Board of Directors
IDS Life Insurance Company of New York

I consent to the reference to me under the caption "Experts" and to use the use of my opinion dated January 14, 2003 on the illustrations used by IDS Life Insurance Company of New York in the Prospectuses for the Flexible Premium Variable Life Insurance Policies (VUL IV-NY/VUL IV ES-NY) offered by IDS Life Insurance Company of New York as part of Post-Effective Amendment No. 4 (Form S-6, File No. 333-44644) to the Registration Statement being filed under the Securities Act of 1933.


/s/ Mark Gorham
-----------------------------
    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development

    Minneapolis, Minnesota
    January 14, 2003